BRANDES INVESTMENT TRUST and BRANDES INVESTMENT PARTNERS, L.P.
FIRST AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

        THIS FIRST AMENDMENT dated as of November 11, 2010, to the Transfer Agent Servicing Agreement, dated as of September 29, 2008, (the "Agreement"), is entered into by and among Brandes Investment Trust, a Delaware statutory trust (the "Trust"), U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS") and Brandes Investment Partners, L.P., a Delaware limited partnership and the investment advisor to the Trust (the “Advisor”)

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a Fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

BRANDES INVESTMENT TRUST	U.S. BANCORP FUND SERVICES, LLC

By:	By:

Name:	Name: Michael R. McVoy

Title:	Title: Executive Vice President

BRANDES INVESTMENT PARTNERS, L.P.

By:

Name:

Title:

11/2010

Amended Exhibit A
to the
Brandes Investment Trust and Brandes Investment Partners, L.P.

Transfer Agent Servicing Agreement

Fund Names

Separate Series of Brandes Investment Trust

Name of Series
Brandes Institutional International Equity Fund
Brandes Separately Managed Account Reserve Trust
Brandes Institutional Core Plus Fixed Income Fund
Brandes Institutional Global Equity Fund
Brandes Institutional Emerging Markets Fund

11/2010